Exhibit 4(A)

MENTOR GRAPHICS CORPORATION

THIRD AMENDMENT

TO CREDIT AGREEMENT AND LIMITED WAIVER

This THIRD AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Amendment”) is dated as of April 12, 2007 and entered into by and among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the financial institutions from time to time party to the Credit Agreement (as defined below) (the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (the “Agent”), and is made with reference to that certain Credit Agreement dated as of June 1, 2005 (the “Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2005 and that certain Second Amendment to Credit Agreement dated as of June 20, 2006 (the “Credit Agreement”), by and among the Company, the Banks, KeyBank National Association, as documentation agent, and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Company has requested that the Banks agree to certain amendments to the negative covenants set forth in the Credit Agreement as set forth below and the Banks have agreed to such request, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section	1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendment to Credit Agreement

The Credit Agreement and the Annexes thereto are hereby amended by deleting the word “calendar” each time it appears therein (other than in the definitions of “Interest Payment Date”, “Interest Period” and “Multiemployer Plan” and Sections 2.09(b) and 10.07) and substituting the word “fiscal” therefor.

1.2	Amendment to Article I: Definitions

Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated EBITDA” contained therein and substituting the following therefor:

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis for any rolling four-fiscal quarter period, Consolidated Net Income for such period plus, to the extent deducted in computing such net income, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all as determined in accordance with GAAP; provided that for the fiscal periods ending January 31, 2007, April 30, 2007, July 31, 2007 and October 31, 2007, Consolidated EBITDA shall be deemed to be Consolidated Net Income for the thirteen-month period ended on such date plus, to the extent deducted in computing such net income, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all as determined in accordance with GAAP divided by 13 and multiplied by 12.

1.3	Amendment to Article 7: Negative Covenants

Sections 7.14(a), (b), (c), (d) and (e) of the Credit Agreement are hereby amended by deleting them in their entirety and substituting the following therefor:

“(a) Adjusted Quick Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio (determined in respect of the Company and its Subsidiaries on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all Cash Equivalents plus net current accounts receivable (valued in accordance with GAAP), less Restricted Amounts, to (ii) Consolidated Current Liabilities (excluding all liabilities that will be satisfied by Restricted Amounts) (the “Adjusted Quick Ratio”), to be less than 0.75 to 1.00. If on or prior to the end of any fiscal quarter, the Company has repaid, repurchased, redeemed or otherwise retired Subordinated Indebtedness in an aggregate amount (for all such repayments, repurchases, redemptions and other retirements since the Closing Date) equal to or greater than (i) $37,500,000 but less than $75,000,000 with cash on hand (other than cash on hand that constitutes, or is replaced by, Offset Proceeds) or the proceeds of Senior Indebtedness, then the minimum Adjusted Quick Ratio as of the end of such fiscal quarter shall be increased by 0.05; or (ii) $75,000,000 with cash on hand (other than cash on hand that constitutes, or is replaced by, Offset Proceeds) or the proceeds of Senior Indebtedness, then the minimum Adjusted Quick Ratio as of the end of such fiscal quarter shall be increased by 0.10. For purposes of this paragraph, “Offset Proceeds” shall mean Net Cash Issuance Proceeds from an issuance of new equity or new Subordinated Indebtedness consummated within 120 days before or after the date of such repayment, repurchase, redemption or other retirement of Subordinated Indebtedness; provided that (x) with respect to any fiscal quarter which ends during such 120-day period, if the Company has delivered written notice that it intends to issue new equity or new Subordinated Indebtedness within such 120-day period, then the increase in the minimum Adjusted Quick Ratio shall not apply to such fiscal quarter, and (y) if sufficient new equity or new Subordinated Indebtedness is not issued during such 120-day period then the increase in the minimum Adjusted Quick Ratio shall be retroactively applicable as of the end of each fiscal quarter during such 120-day period.

(b) Minimum Tangible Net Worth. The Company shall not as of the end of any fiscal quarter permit Consolidated Tangible Net Worth to be less than the sum of (i) $30,000,000, plus (ii) for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005 (to the extent Consolidated Net Income for any such fiscal quarter is positive), 70% of Consolidated Net Income for such fiscal quarter, plus (iii) 100% of the amortization of intangible assets for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005, plus (iv) 100% of the Net Issuance Proceeds of any new equity issued by the Company after December 31, 2004 (excluding (A) equity issued under employee stock option or purchase plans and (B) equity issued to finance an Acquisition, provided that such amount is in fact applied to transaction costs relating to such Acquisition and such Acquisition is consummated no later than 120 days after the date of such issuance), minus (v) goodwill and other intangibles arising during such fiscal quarter from Acquisitions permitted pursuant to Section 7.04, minus (vi) without duplication, the lesser of (A) the actual goodwill and other intangibles arising from cash Acquisitions consummated during the period from January 1, 2005 through the Closing Date and (B) $30,000,000; provided that (A) for purposes of clauses (ii) and (iii) above, the fiscal quarter ended January 31, 2007 shall be deemed to be the period commencing on January 1, 2007 and ending on January 31, 2007, (B) the aggregate amount of goodwill and other intangibles excluded under clause (v) above in connection with any Acquisition shall be the product of (1) the Net Cash Consideration given in respect of such Acquisition divided by the total fair market value of all cash and non-cash consideration given in respect of such Acquisition multiplied by (2) the aggregate amount of all goodwill and other intangibles acquired in such Acquisition, and (C) the aggregate amount of all goodwill and other intangibles excluded under clause (v) above in any fiscal year shall in no case exceed the amount of Net Cash Consideration permitted to be given in respect of Acquisitions in such fiscal year under Section 7.04(d)(i).

(c) Leverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit the Leverage Ratio to be greater than 2.20 to 1.00.

(d) Senior Leverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit the Senior Leverage Ratio to be greater than 0.90 to 1.00.

(e) Minimum Cash and Accounts Receivable. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio (determined on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all Cash Equivalents plus 47.5% of current accounts receivable (valued in accordance with GAAP), less Restricted Amounts, to (ii) the then outstanding principal amount of the Loans, to be less than 1.25 to 1.00. “

2

1.4	Amendments to Exhibits

Exhibit C to the Credit Agreement is hereby deleted and Annex I hereto substituted therefor.

Section 2. WAIVER

Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Company herein contained, the Banks hereby waive compliance with the provisions of Section 7.13 of the Credit Agreement to the extent necessary to permit the Company to change its fiscal year end to January 31 from December 31. Without limiting the generality of the provisions of Section 10.01 of the Credit Agreement, the waiver set forth above shall be limited precisely as written and relates solely to the noncompliance by the Company with the provisions of Section 7.13 of the Credit Agreement in the manner and to the extent described above, and nothing in this Amendment shall be deemed to:

(i) constitute a waiver of compliance by the Company with respect to (i) Section 7.13 of the Credit Agreement in any other instance or (ii) any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

(ii) prejudice any right or remedy that the Banks may now have (except to the extent such right or remedy was based upon existing defaults that will not exist after giving effect to this Amendment) or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

Section 3. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to each Bank that the following statements are true, correct and complete:

A. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Company.

C. No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not (i) contravene the terms of the Company’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (iii) violate any Requirement of Law; except, in each case referred to in the foregoing clauses (ii) and (iii), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

D. Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery of the Amendment by the Company or the performance by, or enforcement against, the Company of the Amended Agreement.

E. Binding Effect. This Amendment has been duly executed and delivered by the Company and this Amendment and the Amended Agreement are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article V of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of that date, (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

G. Absence of Default. No Default or Event of Default exists or shall result from this Amendment.

Section 4. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. The Company acknowledges that all costs, fees and expenses as described in Section 10.04 of the Credit Agreement incurred by the Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.

C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon (i) the execution of a counterpart hereof by the Company, and the Majority Banks and receipt by the Company and the Agent of written or telephonic notification of such execution and authorization of delivery thereof and (ii) receipt by the Agent of (a) signature and incumbency certificates of the Company’s officers executing this Amendment and (b) an amendment fee on behalf of each Bank executing this Amendment equal to 0.05% of such Bank’s Commitment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ ETHAN MANUEL
Title:	Treasurer

and

By:	/s/ DEAN FREED
Title:	Vice President and Secretary

BANK OF AMERICA, N.A.,
as the Agent

By:	/s/ ROBERT RITTELMEYER
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ KEVIN McMAHON
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Bank

By:	/s/ KIM A. RICHMOND
Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD.,
as a Bank

By:	/s/ RAYMOND VENTURA
Title:	Deputy General Manager

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/s/ YANN BLINDERT
Title:	Assistant Vice President

ANNEX I

EXHIBIT C

MENTOR GRAPHICS CORPORATION

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date:

Reference is made to that certain Credit Agreement dated as of June 1, 2005 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Mentor Graphics Corporation, an Oregon corporation (the “Company”), certain Banks which are signatories thereto, KeyBank National Association, as documentation agent and Bank of America, N.A., as agent for the Banks (in such capacity, the “Agent”). Unless otherwise defined herein, the terms defined therein are used herein as therein defined.

The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on behalf of the Company and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by Section 6.01(a) of the Credit Agreement.]

1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year ended                     , 20     and (b) the related audited consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by the opinion of                                          (the “Independent Auditor”) which report states that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP consistently applied.

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by Sections 4.01(g) and 6.01(b) of the Credit Agreement.]

1. Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal quarter ended                     , 20    , and (b) the related unaudited consolidated statements of operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, which financial statements were prepared in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments) and fairly present the financial position and the results of operations of the Company and its Subsidiaries on a consolidated basis.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3. To the best of the undersigned’s knowledge, the Company is in compliance in all material respects with all of its covenants, other agreements, and conditions in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are a fair presentation of the Company’s financial covenant compliance on and as of the date of this Certificate.

5. Attached as Schedule 3 hereto is a list of each Subsidiary that was a Material Subsidiary for, or as of the end of, the period covered by the attached financial statements.

[Remainder of page intentionally left blank.]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

MENTOR GRAPHICS CORPORATION

By:
Name:
Title:

and

By:
Name:
Title:

C-2

SCHEDULE 1

to the Compliance Certificate

Dated                     / For the fiscal [quarter][year] ended                     .

SCHEDULE 1 TO EXHIBIT C-1

SCHEDULE 2

to the Compliance Certificate

Dated                     / For the fiscal [quarter][year] ended                     .

Consolidated EBITDA (for the fiscal period or four fiscal quarters, as the case may be, ending                     ,          )

1. Consolidated Net Income		$

2. Adjustments (to the extent deducted in computing Consolidated Net Income):

a. Income tax expense		$

b. Interest expense		$

c. Depreciation and amortization expense		$

3. Total (1 + 2a + 2b + 2c)		$

4. Consolidated EBITDA		$

Covenant 7.14(a) – Adjusted Quick Ratio

1. Cash		$

2. Cash Equivalents		$

3. Net current accounts receivable		$

4. Restricted Amounts		$

5. Total (1 + 2 +3 – 4)		$

6. Consolidated Current Liabilities (excluding all liabilities that will be satisfied by Restricted Amounts)		$

7. Ratio of (5) to (6)

8. Aggregate amount of repayments, repurchases, redemptions and other retirements of Subordinated Indebtedness since the Closing Date with cash on hand (other than cash on hand that constitutes, or is replaced by, Offset Proceeds) or the proceeds of Senior Indebtedness[1]

9. Covenant:	Ratio must not be less than

[1]

If the Company has repaid, repurchased, redeemed or otherwise retired Subordinated Indebtedness in an aggregate amount (for all such repayments, repurchases, redemptions and other retirements since the Closing Date) equal to or greater than (i) $37,500,000 but less than $75,000,000 with cash on hand (other than cash on hand that constitutes, or is replaced by, Offset Proceeds) or the proceeds of Senior Indebtedness, then the minimum Adjusted Quick Ratio set forth in Section 7.14(a) of the Credit Agreement shall be increased by 0.05; or (ii) $75,000,000 with cash on hand (other than cash on hand that constitutes, or is replaced by, Offset Proceeds) or the proceeds of Senior Indebtedness, then the minimum Adjusted Quick set forth in Section 7.14(a) of the Credit Agreement shall be increased by 0.10.

SCHEDULE 2 TO EXHIBIT C–1

Covenant 7.14(b) – Minimum Tangible Net Worth

1. $30,000,000			$18,234,000

2. For each fiscal quarter commencing with the fiscal quarter ending March 31, 2005 (to the extent Consolidated Net Income for any such fiscal quarter is positive), 70% of Consolidated Net Income for such fiscal quarter

$

3. 100% of the amortization of intangible assets for each fiscal quarter commencing with the fiscal quarter ending March 31, 2005		$

4. 100% of the Net Issuance Proceeds of any new equity issued by the Company after December 31, 2004 (excluding (A) equity issued under employee stock option or purchase plans and (B) equity issued to finance an Acquisition, provided that such amount is in fact applied to transaction costs relating to such Acquisition and such Acquisition is consummated no later than 120 days after the date of such issuance)

$

5. Goodwill and other intangibles arising during this fiscal quarter from Acquisitions permitted pursuant to Section 7.04 of the Credit Agreement, provided that (A) the aggregate amount of such goodwill and other intangibles excluded under this item 5 in connection with any Acquisition shall be the product of (1) the Net Cash Consideration given in respect of such Acquisition divided by the total fair market value of all cash and non-cash consideration given in respect of such Acquisition multiplied by (2) the aggregate amount of all goodwill and other intangibles acquired in such Acquisition, and (B) the aggregate amount of all such goodwill and other intangibles excluded under this item 5 in any fiscal year shall in no case exceed the amount of Net Cash Consideration permitted to be given in respect of Acquisitions in such fiscal year under Section 7.04(d)(i) of the Credit Agreement

6. Without duplication, the lesser of (A) the actual goodwill and other intangibles arising from cash Acquisitions consummated during the period from January 1, 2005 through the Closing Date and (B) $30,000,000

$

7. Total required Minimum Tangible Net Worth (1 + 2 + 3 + 4 – 5 – 6)		$

8. Consolidated Tangible Net Worth		$

9. Excess (8 – 7)		$

10. Covenant:	Excess must be equal to or greater than		$0

Covenant 7.14(c) – Leverage Ratio

1. Total consolidated liabilities		$

2. Subordinated Indebtedness		$

3. Consolidated Tangible Net Worth		$

4. Ratio of ((1) – (2)) to ((3) + (2))

5. Covenant:	Ratio must not be greater than

Covenant 7.14(d) – Senior Leverage Ratio

1. Senior Indebtedness		$

2. Consolidated Tangible Net Worth		$

3. Subordinated Indebtedness		$

4. Ratio of (1) to ((2) + (3))

5. Covenant:	Ratio must not be greater than

Covenant 7.14(e) – Minimum Cash and Accounts Receivable

1. Cash		$

2. Cash Equivalents		$

3. 47.5% of current accounts receivable		$

4. Restricted Amounts		$

5. Total (1 + 2 + 3 – 4)		$

6. Outstanding principal amount of the Loans		$

7. Ratio of (5) to (6)

8. Covenant:	Ratio must not be less than

SCHEDULE 2 TO EXHIBIT C–2

SCHEDULE 3

to the Compliance Certificate

Dated                     / For the fiscal [quarter][year] ended                     .

Material Subsidiaries

SCHEDULE 2 TO EXHIBIT C–3